Exhibit 99.1

Disaboom Acquires Lovebyrd.com Online Dating Site for People Living with Disabilities

Denver, Colo., October 10, 2007 – Disaboom, Inc., (OTCBB: DSBO), the first online community for people living with or directly affected by disabilities or functional limitations, today announced the acquisition of the web site Lovebyrd.com, an online dating and social networking service. Consideration for the deal consisted of part cash/part stock of Disaboom.

Founded in 2002, Lovebyrd.com provides a dating community and friendship network for single men and women living with disabilities around the world. Following the acquisition, Disaboom intends to re-brand Lovebyrd.com under the Disaboom umbrella and to immediately offer it as a free service within disaboom.com.

“We are excited to accelerate our growth and expand our service offering by bringing the Lovebyrd.com online dating capabilities to disaboom.com,” said John Walpuck, President and CFO of Disaboom.

About Disaboom
Disaboom, Inc. was founded to develop the first interactive online community dedicated to constantly improving the way people with disabilities or functional limitations live their lives. It will also serve as a comprehensive online resource not only for people living with such conditions, but also their immediate families and friends, caregivers, recreation and rehabilitation providers, and employers. There are more than 54 million American adults living with disabilities or functional limitations today in the United States alone. Founded and designed by doctors and fellow disaboomers to meet this untapped market’s specific needs, disaboom.com brings together content and tools ranging from specialized health information to social networking to daily living resources, in a single interactive site.

Disclaimers & Forward-Looking Statements
This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are based on current expectations, estimates, forecasts, and projections about the industry in which the Company operates and the beliefs and assumptions of the Company’s management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” variations of such words, and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of the Company’s future financial performance, the continuing development of the Company’s website, the prospects for selling advertising on the website and new visitors and visitor page views related to advertising agreements, the Company’s anticipated growth and potentials in its business, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified in our filings with the SEC, available at www.sec.gov. All forward-looking statements made in this press release are made as of the date hereof, and we assume no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise, other than as required by law.

© Disaboom, Inc., 2007.

For more information about Disaboom, Inc., contact J.W. Roth at (720) 407-6530 or Jennifer Jarman of The Blueshirt Group at (415) 217-5866, and please visit the “About Us” section of our web site at www.disaboom.com.